PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (this “Agreement”), dated as of ________, 20__ (the “Grant Date”), is made by and between Community Healthcare Trust Incorporated, a Maryland corporation (the “Company”), and __________ (the “Participant”).
WHEREAS, the Company maintains the 2024 Incentive Plan (as amended from time to time, the “Plan”);
WHEREAS, the Company wishes to carry out the Plan (the terms of which are hereby incorporated by reference and made a part of this Agreement);
WHEREAS, Section 10 of the Plan provides for the issuance of Restricted Stock Units (“RSUs”); and
WHEREAS, the Committee has determined that it would be to the advantage and in the best interest of the Company to issue RSUs to the Participant as an inducement to enter into or remain in the service of the Company or any Subsidiary, and as an additional incentive during such service, and has advised the Company thereof.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1.Issuance of Award of RSUs. Pursuant to the Plan, in consideration of the Participant’s agreement to provide services to the Company or any Subsidiary (as applicable), the Company hereby issues to the Participant an award of ____ RSUs (at target level). Each RSU that vests (and ceases to be subject to the Restrictions) shall represent the right to receive payment, in accordance with this Agreement, of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Unless and until an RSU vests, the Participant will have no right to payment in respect of any such RSU. Prior to actual payment in respect of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.Dividend Equivalents. Each RSU granted hereunder that becomes a Performance Vested RSU is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the RSU to which it corresponds. Pursuant to each outstanding Dividend Equivalent, with respect to each dividend paid by the Company with respect to the Performance Period, the Participant shall be entitled to receive payment equal to the amount of such dividend, if any, on the Shares underlying the Performance Vested RSU to which such Dividend Equivalent relates, payable in the same form and amounts as dividends paid to each holder of a Share. Each such payment shall be made no later than thirty (30) days following the applicable dividend payment date, provided that no such payments shall be made prior to the date on which the RSU becomes a Performance Vested RSU, and any Dividend Equivalent payments that would have been made prior to such date had the RSU been a Performance Vested RSU shall be paid in a single lump sum no later than forty-five (45) days following the date on which the RSU becomes a Performance Vested RSU. Dividend Equivalents shall not entitle the Participant to any payments relating to dividends for which the record date occurs after the payment of the Performance Vested RSU underlying such Dividend Equivalent, and the Participant shall not be entitled to any Dividend Equivalent payments with respect to any RSU that does not become a Performance Vested RSU. Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.
3.Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
(a)“Absolute TSR Performance Vesting Percentage” means the percentage determined as set forth on Exhibit A attached hereto, which is a function of the Company TSR Percentage during the Performance Period.
(b)“Absolute TSR RSUs” means the number of RSUs designated as Absolute TSR RSUs on Exhibit A attached hereto.
(c)“Absolute TSR Vested RSUs” means the product of (i) the total number of Absolute TSR RSUs, and (iii) the applicable Absolute TSR Performance Vesting Percentage.
(d)“Cause” shall have the same meaning as the same or similar terms in any written employment agreement between the Participant and CHCT or Subsidiary. In the absence of such a written agreement, “Cause” shall mean involuntary termination of employment due to: (i) conviction of a crime of moral turpitude that adversely affects the reasonable business interests of CHCT, (ii) commission of an act of fraud, embezzlement, or material dishonesty against CHCT or any Subsidiary, or (iii) intentional neglect of the responsibilities of employment, and such neglect remains uncorrected for more than 30 days following written notice from CHCT detailing the acts of neglect.
(e)“Company TSR Percentage” means the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value per Share during the Performance Period due to the appreciation in the price per Share plus dividends declared during the Performance Period. The Company TSR Percentage shall be calculated in accordance with the total shareholder return calculation methodology used in the MSCI REIT Index (but, for the avoidance of doubt, not assuming the reinvestment of all dividends paid on Common Stock); provided, however, that for purposes of calculating total shareholder return for any Performance Period, the initial share price shall be equal to the Share Value on the first trading day occurring within the Performance Period, and the final share price as of any given date shall be equal to the Share Value.
(f)“Dividend Equivalent” means a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 2 hereof.

(g)“Good Reason” shall have the same meaning as the same or similar terms (such as Constructive Termination) in any written employment agreement between the Participant and CHCT or Subsidiary. In the absence of such a written agreement, “Good Reason” shall mean voluntary termination of employment by the Participant because the terms of employment are modified so that the position is not substantially equivalent to the position held immediately prior to the time of the Change in Control. A position is “substantially equivalent” if it is the same or better than the position to which it is being compared. A position is not substantially equivalent unless (i) the cash compensation offered is the same or higher than that earned immediately prior to the Change in Control, (ii) deferred compensation, incentive and equity compensation, and health and welfare benefits are, in the aggregate, similar to those provided immediately prior to the Change in Control, (iii) the duties are similar to the duties performed prior to the Change in Control; and (iv) the position does not require the Participant to relocate or to commute more than 35 miles each way to the place of employment. The Participant’s right to voluntarily terminate employment for “Good Reason” expires 180 days after beginning employment in the position that is not “substantially equivalent” to the Participant’s prior position.
(h)“MSCI REIT Index” means the total return version of the MSCI US REIT Index (currently known as the “RMS”), or, in the event such index is discontinued or its methodology is significantly changed, a comparable index selected by the Committee in good faith.
(i)“Peer Group Companies” means the entities listed as the Peer Group Companies in the Compensation Committee resolutions approving the RSUs awarded under this Agreement. If (i) the common stock of any of such entities ceases to be listed on a nationally recognized stock exchange at any time during the Performance Period, or (ii) on the last day of the Performance Period any of such entities is under a definitive agreement to be acquired or merged out of existence during the next 12 months, then such entity shall be excluded from the Peer Group Companies for purposes of this Agreement and the remaining Peer Group Companies shall remain unchanged; provided, however, that the Committee shall have the discretion in good faith to substitute another publicly traded REIT in similar business as the Company and other Peer Group Companies, in lieu of the entity that has been excluded from the Peer Group Companies.
(j)“Peer Group Relative Performance” means the Company TSR Percentage compared to the Peer Group TSR Percentages, expressed as a continuous percentile ranking against the Peer Group Companies.
(k)“Peer Group TSR Percentage” means the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), of each of the Peer Group Companies during the Performance Period, calculated in a manner consistent with Section 3(e) above from publicly available information.
(l)“Performance Period” means the period set forth on Exhibit A attached hereto.

(m)“Performance Vested RSUs” means (i) the Absolute TSR Vested RSUs, plus (ii) the Relative TSR Vested RSUs.
(n)“Qualifying Termination” means a Termination of Service by reason of (i) the Participant’s death, (ii) a termination by the Company or any Subsidiary due to the Participant’s Disability, (iii) a termination by the Company or any Subsidiary other than for Cause, (iv) a termination by the Participant for Good Reason, or (v) a termination by the Participant following attainment of his or her Retirement Eligibility.
(o)“Relative TSR Performance Vesting Percentage” means the percentage determined as set forth on Exhibit A attached hereto, which is a function of the Peer Group Relative Performance during the Performance Period.
(p)“Relative TSR RSUs” means the number of RSUs designated as Relative TSR RSUs on Exhibit A attached hereto.
(q)“Relative TSR Vested RSUs” means the product of (i) the total number of Relative TSR RSUs and (ii) the applicable Relative TSR Performance Vesting Percentage.
(r)“Restrictions” means the exposure to forfeiture set forth in Sections 5(a) and 6(a).
(s)“Retirement Eligibility” shall have the meaning set forth in Participant’s written employment agreement with the Company.
(t)“Service Provider” means an Employee of the Company or any of its Subsidiaries.
(u)“Share Value,” as of any given date, means the average of the closing trading prices of a Share on the principal exchange on which such shares are then traded for each trading day during the ten (10) consecutive trading days prior to such date; provided, however, that if a Change in Control occurs prior to the completion of the Performance Period, Share Value shall mean the price per Share paid by the acquiror in the Change in Control transaction or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliates, then, unless otherwise determined by the Committee, Share Value shall mean the value of the consideration paid per Share based on the average of the high and low trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded on the date on which a Change in Control occurs.
(v)“Shares” means shares of Common Stock.
(w)“Termination of Service” means, unless otherwise determined by the Committee, the time when the employee-employer relationship between a Participant and the Company and its affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement.

(x)“Unvested RSU” means any RSU that has not become fully vested pursuant to Section 5 hereof and remains subject to the Restrictions.
4.RSUs and Dividend Equivalents Subject to the Plan; Ownership and Transfer Restrictions.
(a)The RSUs and Dividend Equivalents are subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference, including, without limitation, the restrictions on transfer set forth in Section 10.2 of the Plan.
(b)Without limiting the foregoing, the RSUs and Common Stock issuable with respect thereto shall be subject to the restrictions on ownership and transfer set forth in the charter of the Company, as amended and supplemented from time to time.
5.Vesting.
(a)Performance Vesting. As soon as reasonably practicable (but in no event more than 45 days) following the completion of the Performance Period, the Committee shall determine the Company TSR Percentage, the Peer Group TSR Percentages, the Peer Group Relative Performance, the Absolute TSR Performance Vesting Percentage, the Relative TSR Performance Vesting Percentage and the number of RSUs granted hereby that have become Absolute TSR Vested RSUs, Relative TSR Vested RSUs and Performance Vested RSUs, in each case as of the completion of the Performance Period. Subject to Sections 5(b) and 6(b) below, upon such determination by the Committee, the Restrictions set forth in Section 6(a) below applicable to any outstanding Performance Vested RSUs (if any) shall lapse and such Performance Vested RSUs shall become fully vested, subject to Participant’s continued status as a Service Provider through such vesting date. Any RSUs granted hereby which do not satisfy the requirements to become Performance Vested RSUs as of the completion of the Performance Period will automatically be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right to or interest in such RSUs.
(b)Change in Control. Notwithstanding the foregoing, in the event that (i) a Change in Control occurs prior to the completion of the Performance Period, (ii) the Participant has not incurred a Termination of Service prior to such Change in Control and (iii) this award of RSUs is not continued, converted, assumed or replaced by the surviving or successor entity in an equitable manner as approved by the Committee in good faith, the Restrictions shall lapse with respect to a number of RSUs equal to the greater of (A) the number of RSUs which would be Performance Vested RSUs (if any) assuming the completion of the Performance Period as of the date of the Change in Control and (B) the number of RSUs which would be Performance Vested RSUs assuming that the Company TSR Percentage and the Peer Group Relative Performance were each achieved at “Target Level” (as set forth on Exhibit A attached hereto) (such greater number of RSUs, the “CIC RSUs”), and such RSUs shall, immediately prior to such Change in Control, become fully vested and shall be deemed to be Performance Vested RSUs. Any RSUs that do not become fully vested in accordance with the preceding sentence (other than RSUs that are continued, converted, assumed or replaced by the surviving or successor entity in an equitable manner as approved by the Committee in good faith) will automatically be cancelled and forfeited as of the date of the Change in Control without payment of any consideration therefor, and the Participant shall have no further right to or interest in such RSUs. In the event that (i) a Change in Control occurs prior to the completion of the Performance Period, (ii) the Participant has not incurred a Termination of Service prior to such Change in Control and (iii) this award of RSUs is continued, converted, assumed or replaced by the surviving or successor entity in an equitable manner as approved by the Committee in good faith, then the vesting provisions in Section 23 of the Plan shall govern.
6.Effect of Termination of Service.
(a)Termination of Service. Subject to Section 6(b) below, in the event of the Participant’s Termination of Service for any reason, any and all Unvested RSUs as of the date of such Termination of Service (after taking into account any accelerated vesting that occurs in connection with such termination) will automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right to or interest in such Unvested RSUs. No RSUs which have not vested as of the date of the Participant’s Termination of Service shall thereafter become vested.
(b)Qualifying Termination. In the event that the Participant incurs a Qualifying Termination prior to the completion of the Performance Period, the Restrictions shall lapse with respect to a number of RSUs equal to the greater of (A) the product of (x) the number of RSUs which would be Performance Vested RSUs (if any) assuming the completion of the Performance Period as of the date of the Participant’s Qualifying Termination, and (y) a fraction, the numerator of which is the number of days elapsed from the first day of the Performance Period through and including the date of the Participant’s Qualifying Termination, and the denominator of which is 1095, and (B) the number of RSUs which would be Performance Vested RSUs (if any) assuming that the Company TSR Percentage and the Peer Group Relative Performance were each achieved at “Target Level” (as set forth on Exhibit A attached hereto) (such greater number of RSUs, the “Qualifying Termination RSUs”), and such RSUs shall become fully vested and shall be deemed to be Performance Vested RSUs upon the Committee’s determination, within 45 days following the date of the Participant’s Qualifying Termination, of the number of Qualifying Termination RSUs. Any RSUs that do not become fully vested in accordance with the preceding sentence will automatically be cancelled and forfeited as of the date of the Committee’s determination of the number of Qualifying Termination RSUs without payment of any consideration therefor, and the Participant shall have no further right to or interest in such RSUs.
7.Payment. Payments in respect of any RSUs that vest in accordance herewith shall be made to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares, and any fractional Share will be rounded as determined by the Company. The Company shall make such payments as soon as practicable after the applicable vesting date, but in any event within twenty (20) days after such vesting date, provided that, in the event of vesting upon a Change in Control under Section 5(b) above, such payment shall be made or deemed made immediately preceding and effective upon the occurrence of such Change in Control.

8.Determinations by Committee. Notwithstanding anything contained herein, all determinations, interpretations and assumptions relating to the vesting of the RSUs (including, without limitation, determinations, interpretations and assumptions with respect to Company TSR Percentage and Peer Group TSR Percentages) shall be made by the Committee and shall be applied consistently and uniformly to all similar Awards granted under the Plan. In making such determinations, the Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons, and the Committee, the Board, the Company and their officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith and absent manifest error shall be final and binding upon the Participant, the Company and all other interested persons. In addition, the Committee, in its discretion, may adjust or modify the methodology for calculations relating to the vesting of the RSUs (including, without limitation, the methodology for calculating Company TSR Percentage and Peer Group TSR Percentages), other than the Absolute TSR Performance Vesting Percentage and Relative TSR Performance Vesting Percentage, as necessary or desirable to account for events affecting the value of the Common Stock which, in the discretion of the Committee, are not considered indicative of Company performance, which may include events such as the issuance of new Common Stock, stock repurchases, stock splits, issuances and/or exercises of stock grants or stock options, and similar events, all in order to properly reflect the Company’s intent with respect to the performance objectives underlying the RSUs or to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to the RSUs. The Committee has the discretion to make equitable adjustments to the Peer Group TSR Percentage to take into account any extraordinary, unusual or non-recurring corporate events such as those described in Section 16 of the Plan affecting such Peer Companies, including but not limited to stock splits, reverse stock splits, stock dividends, recapitalizations, reclassifications and similar events. The Committee has discretion in how the required adjustments are determined as long as they are done equitably.
9.Restrictions on New RSUs or Shares. In the event that the RSUs or the Shares underlying the RSUs are changed into or exchanged for a different number or kind of securities of the Company or of another corporation or other entity by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, such new or additional or different securities which are issued upon conversion of or in exchange or substitution for RSUs or the Shares underlying the RSUs which are then subject to vesting shall be subject to the same vesting conditions as such RSUs or Shares, as applicable, unless the Committee provides for the vesting of the RSUs or the Shares underlying the RSUs, as applicable.
10.Conditions to Issuance of Shares. Shares issued as payment for the RSUs will be issued out of the Company’s authorized but unissued Shares. Upon issuance, such Shares shall be fully paid and nonassessable. The Shares issued pursuant to this Agreement shall be held in book-entry form and no certificates shall be issued therefor. In addition to the other requirements set forth herein, the Shares issued as payment for the RSUs shall be issued only upon the fulfillment of all of the following conditions:

(a)The admission of such Shares to listing on all stock exchanges on which such class of stock is then listed;
(b)The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;
(c)The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;
(d)The lapse of such reasonable period of time as the Committee may from time to time establish for reasons of administrative convenience; and
(e)The receipt by the Company of full payment for any applicable withholding or other employment tax or required payments with respect to any such Shares to the Company with respect to the issuance or vesting of such Shares.
In the event that the Company delays a distribution or payment in settlement of RSUs because it reasonably determines that the issuance of Shares in settlement of RSUs will violate federal securities laws or other applicable law, such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii). The Company shall not delay any payment if such delay will result in a violation of Section 409A of the Code.
11.Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or any person claiming under or through the Participant.
12.Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require the Participant to remit to such entity, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the issuance, vesting or payment of the RSUs and the Dividend Equivalents. In satisfaction of the foregoing requirement or in satisfaction of any additional tax withholding, the Company or any Subsidiary may, or the Committee may in its discretion allow the Participant to elect to have the Company or any Subsidiary (as applicable), withhold Shares otherwise issuable under such award (or allow the return of Shares) having a fair market value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan or this Agreement, the number of Shares which may be withheld with respect to the issuance, vesting or payment of the RSUs and the Dividend Equivalents in order to satisfy the Participant’s income and payroll tax liabilities with respect thereto shall be limited to the number of shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the applicable jurisdiction.
13.Remedies. The Participant shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of the RSUs which is in violation of the provisions of this Agreement. Without limiting the generality of the foregoing, the Participant agrees that the Company shall be entitled to obtain specific performance of the obligations of the Participant under this Agreement and immediate injunctive relief in the event any action or proceeding is brought in equity to enforce the same. The Participant will not urge as a defense that there is an adequate remedy at law.
14.Restrictions on Public Sale by the Participant. To the extent not inconsistent with applicable law, the Participant agrees not to effect any sale or distribution of the RSUs or the Shares underlying the RSUs or any similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), during the fourteen (14) days prior to, and during the up to 90 day period beginning on, the date of the pricing of any public or private debt or equity securities offering by the Company (except as part of such offering), if and to the extent requested in writing by the Company in the case of a non-underwritten public or private offering or if and to the extent requested in writing by the managing underwriter or underwriters (or initial purchaser or initial purchasers, as the case may be) and consented to by the Company, which consent may be given or withheld in the Company’s sole and absolute discretion, in the case of an underwritten public or private offering (such agreement to be in the form of a lock-up agreement provided by the Company, managing underwriter or underwriters, or initial purchaser or initial purchasers, as the case may be).
15.Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of all applicable federal and state laws, rules and regulations (including, but not limited to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation the applicable exemptive conditions of Rule 16b-3 of the Exchange Act) and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, this Agreement and the RSUs shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
16.Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that following the effective date of this Agreement, the Company determines that the RSUs may be subject to Section 409A of the

Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the effective date of this Agreement ), the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect ), or take any other actions, that the Company determines are necessary or appropriate to (a) exempt the RSUs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 16 shall not create any obligation on the part of the Company or any Subsidiary to adopt any such amendment, policy or procedure or take any such other action. For purposes of Section 409A of the Code, any right to a series of payments pursuant to this Agreement shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to the Participant under this Agreement during the six-month period following the Participant’s “separation from service” to the extent that the Committee determines that the Participant is a “specified employee” (each within the meaning of Section 409A of the Code) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six-month period under this Agreement.
17.No Right to Continued Service. Nothing in this Agreement shall confer upon the Participant any right to continue as a Service Provider of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which rights are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without cause.
18.Miscellaneous.
(a)Incorporation of the Plan. This Agreement is made under and subject to and governed by all of the terms and conditions of the Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control. By signing this Agreement, the Participant confirms that he or she has received access to a copy of the Plan and has had an opportunity to review the contents thereof.
(b)Clawback. This award, the RSUs and the Shares issuable with respect to the RSUs shall be subject to any clawback or recoupment policy currently in effect or as may be adopted by the Company, as may be amended from time to time.
(c)Successors and Assigns. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors and assigns of the parties hereto, including, without limitation, any business entity that succeeds to the business of the Company.

(d)Entire Agreement; Amendments and Waivers. This Agreement, together with the Plan, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. In the event that the provisions of such other agreement or letter conflict or are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control. Except as set forth in Section 16 above, this Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto and approved by the Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
(e)Severability. If for any reason one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.
(f)Titles. The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
(g)Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile (including, without limitation, transfer by .pdf), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.
(h)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts entered into and wholly to be performed within the State of Maryland by Maryland residents, without regard to any otherwise governing principles of conflicts of law that would choose the law of any state other than the State of Maryland.
(i)Notices. Any notice to be given by the Participant under the terms of this Agreement shall be addressed to the Secretary of the Company at the Company’s address set forth in Exhibit A attached hereto. Any notice to be given to the Participant shall be addressed to him or her at the Participant’s then current address on the books and records of the Company. By a notice given pursuant to this Section 18(i), either party may hereafter designate a different address for notices to be given to him or her. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 18(i) (and the Company shall be entitled to rely on any such notice provided to it that it in good faith believes to be true and correct, with no duty of inquiry). Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed as set forth above or upon confirmation of delivery by a nationally recognized overnight delivery service.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
COMMUNITY HEALTHCARE TRUST INCORPORATED,
a Maryland corporation

By: ________________________________
Name:
Title:

The Participant hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.

____________________________
Name:

Exhibit A
Definitions and Notice Address
Definitions
Capitalized terms not defined herein shall have the meanings set forth in the Performance-Based Restricted Stock Unit Agreement to which this Exhibit is attached.
“Absolute TSR RSUs” means _______ RSUs.
“Absolute TSR Performance Vesting Percentage” means a function of the Company TSR Percentage during the Performance Period, and shall be determined as set forth below:

	Company TSR Percentage	Absolute TSR Performance Vesting Percentage
“Threshold Level”	< 4.0%	0%
“Target Level”	4.0%	50%
“Maximum Level”	8.0%	100%
	> 12.0%	200%
In the event that the Company TSR Percentage falls between the Threshold Level and the Target Level, the Absolute TSR Performance Vesting Percentage shall be determined using straight line linear interpolation between the Threshold Level and Target Level Absolute TSR Performance Vesting Percentage specified above; and in the event that the Company TSR Percentage falls between the Target Level and the Maximum Level, the Absolute TSR Performance Vesting Percentage shall be determined using straight line linear interpolation between the Target Level and Maximum Level Absolute TSR Performance Vesting Percentage specified above.
“Performance Period” means the period commencing on July 1, 20__ (the “Performance Commencement Date”) and ending on the day prior to the third anniversary of the Performance Commencement Date.
“Relative TSR RSUs” means _______ RSUs.
“Relative TSR Performance Vesting Percentage” means a function of the Peer Group Relative Performance during the Performance Period, and shall be determined as set forth below:

	Peer Group Relative Performance	Relative TSR Performance Vesting Percentage
	< 25th Percentile	0%
“Threshold Level”	25th Percentile	50%
“Target Level”	55th Percentile	100%
“Maximum Level”	> 80th Percentile	200%

In the event that the Peer Group Relative Performance falls between the Threshold Level and the Target Level, the Relative TSR Performance Vesting Percentage shall be determined using straight line linear interpolation between the Threshold Level and Target Level Relative TSR Performance Vesting Percentages specified above; and in the event that the Peer Group Relative Performance falls between the Target Level and the Maximum Level, the Relative TSR Performance Vesting Percentage shall be determined using straight line linear interpolation between the Target Level and Maximum Level Relative TSR Performance Vesting Percentages specified above.
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